Daktronics, Inc. Announces Revision to its Annual Net Sales Guidance

Brookings, S.D. – Nov. 6, 2008 - Daktronics, Inc. (Nasdaq - DAKT) today announced a revision of its estimated net sales for its fiscal year 2009, ending May 2, 2009, based primarily on declining expectations for its digital billboard business and additional softening in its Commercial business unit.

During the Company’s first quarter conference call, management stated that it was comfortable with consensus estimates for net sales for the remaining three quarters of fiscal year 2009. The full year consensus estimate at that time was approximately $618 million. Primarily as a result of a lower level of orders in the Commercial business unit in the last month of the second quarter of fiscal year 2009 and expectations of continued weakness for the remainder of fiscal year 2009, the Company is revising its estimates for net sales for fiscal year 2009 to approximately $585 million.

“Our largest digital billboard customer has recently advised us of their intent to significantly curtail their deployment of digital billboards primarily as a result of softness in the advertising sector,” said Jim Morgan, president and chief executive officer. “In addition, we have seen less demand from the smaller outdoor advertisers, who are slowing or delaying their deployment of digital billboards, and additional softness in sales of our Galaxy product line.”

Morgan added, “On the positive side, we continue to see strength in our Live Events and International business units, which have the potential to offset some of the projected decline in our estimates. Whether the economic downturn might affect these parts of our business over time depends on the depth and length of the downturn. Typically, our sports business, which represents most of our revenue stream in the Live Events and Schools and Theatres business units, has been somewhat resistant to economic downturns.”

The Company believes that it may still hit the lower end of its operating income projections for the 2009 fiscal year; however, that is subject to the effects of cost containment actions to be implemented in the third quarter of fiscal year 2009. Daktronics had previously announced that its operating income expectations for the year were between 8% and 9.5%.

The Company will release its second quarter fiscal 2009 financial results on November 25, 2008 before the market opens and will host a conference call and webcast for all interested parties at 10:00 AM CT that day. James B. Morgan, president and chief executive officer, and William R. Retterath, chief financial officer, will host the conference call, which will contain forward-looking statements, other material information and more information on its cost containment actions.

About Daktronics

Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in Sport, Business, Schools and Theatres and Transportation segments. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings, including its Annual Report on

Form 10-K for its 2008 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com